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                                  EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of the Corporation's subsidiaries as of June 30, 2000. The Corporation owns, directly or indirectly, 100% of the voting securities of each subsidiary, unless noted otherwise.

NAME                                                 STATE OR JURISDICTION
                                                         OF ORGANIZATION

Parlex Dynaflex Corporation                                   California

Parlex International Corporation                              Virgin Islands

Parlex Acquisition Corporation                                Rhode Island

Parlex (Shanghai) Circuit Co., LTD.*                          Shanghai

Parlex Asia Pacific LTD.                                      Hong Kong

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*    50.1% owned by Parlex Corporation